Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
February 6, 2006	Elizabeth Penniman
571.434.3481
elizabeth.penniman@NeuStar.biz
CTIA – The Wireless Association® and NeuStar Expand Common
Short Code (CSC) Agreement, Enabling Broader Appeal to Consumer
Brands
WASHINGTON, D.C. – CTIA – The Wireless Association® and NeuStar, Inc. (NYSE: NSR), a leading provider of essential clearinghouse services to the global communications and Internet industry, today announced the planned expansion of the highly successful Common Short Code (CSC) program. NeuStar operates the CSC Registry under agreement with the CTIA which serves as the CSC program administrator.
Today, CSCs are five-digit numbers. Under the terms of the agreement, CTIA and NeuStar will expand the pool of available CSCs to include six-digit codes in the CSC Registry, thus increasing the amount of usable CSCs to nearly one million. CTIA and NeuStar plan to roll out this capability to potential subscribers in Spring 2006.
Using CSCs, advertisers and content providers have been able to extend targeted service offerings directly to the handsets of more than 200 million mobile subscribers of participating wireless carriers. Examples of popular applications include downloads of content such as ring-back tones and games; mobile search by text messaging; participation in mobile blogs, chat, polls, and quizzes; and subscriptions to news and weather alerts. According to the latest CTIA research, over seven billion text messages were sent during June 2005—a 154% increase over the previous year.

In addition to the expanded pool offered by six-digit CSCs, five-digit CSCs will continue to be supported, and new five-digit codes will remain available.
Please refer to the CSCA website (www.usshortcodes.com) for more information, updates and commercial availability.
About CTIA – The Wireless Association®
     CTIA is an international association for the wireless telecommunications industry, representing carriers, manufacturers and wireless Internet providers. Visit online at www.ctia.org
About NeuStar, Inc.
     NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about NeuStar, Inc.’s expectations, beliefs and business results in the future. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, possible delays in the introduction of 6-digit Common Short Codes, slow market acceptance of 6-digit Common Short Codes, the uncertainty of whether 5-digit and 6-digit Common Short Codes will continue to achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect NeuStar’s business and financial results is included in its filings with the Securities and Exchange Commission, including in NeuStar’s Registration Statement on Form S-1 related to its follow-on offering in December 2005. All forward-looking statements are based on information available to the CTIA and NeuStar, Inc. on the date of this press release and neither CTIA nor NeuStar, Inc. undertakes any obligation to update any of the forward-looking statements after the date of this press release.
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